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INTERMET CORPORATION
5445 Corporate Drive
Troy, MI 48098-2683
Tel: 248-952-2500
Fax: 248-952-2501
                                                                    EXHIBIT 99.1

                                                NEWS RELEASE

                                                For IMMEDIATE Release
                                                Contact: Mike Kelly
                                                INTERMET Corporation
                                                248-952-2500


INTERMET ANNOUNCES PLANS TO CLOSE RADFORD FOUNDRY

OBSOLESCENCE A FACTOR IN COMPANY'S DECISION TO CLOSE ITS LAST SHELL-MOLDING
PLANT

TROY, Mich., May 29, 2003 -- Citing changes in market conditions and production technology, as well as a substantial investment necessary for continued operation, INTERMET Corporation (Nasdaq: INMT) announced today that it intends to close its Radford Foundry in Radford, Virginia, before the end of this year, with a target date of September 30, 2003.

The facility currently employs 374 people, including hourly and salaried staff, and manufactures gray-iron and ductile-iron castings for the automotive industry. The New River Foundry, located next door to the Radford Foundry, is not affected by this decision.

"We regret the effect that this difficult, but necessary, decision will have on our employees at the Radford Foundry," said Gary Ruff, President and Chief Operating Officer of INTERMET. "However, for INTERMET, as a whole, to remain competitive in an extremely challenging industry environment, we must take this type of action relative to unprofitable operations. Through the first four months of this year, the plant has recorded a pre-tax loss of $1.0 million."

The Radford Foundry has seen a steady erosion of sales over the past several years due to a decline in demand for cast-metal automotive components using the shell-molding process. As a result, the plant is currently operating at less than 50-percent capacity.

Shell molding is a casting process that requires higher energy, material and labor costs when compared with other INTERMET high-volume casting technologies. The Radford Foundry is the only INTERMET facility using shell molding to manufacture cast-metal components. The company also noted that the costs necessary to modernize the plant, including substantial investments in new pollution-control technology, would have further negatively impacted operating results at the plant.

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INTERMET Corporation
May 29, 2003
Page 2


The Radford Foundry has current annual sales of about $37 million. INTERMET is working with customers in an effort to consolidate a portion of the foundry's products into other INTERMET foundries. If these efforts are successful, INTERMET believes that up to 30 percent of the Radford Foundry's current volume could be produced using different processes at other company iron-casting facilities.

"Alternatives to closing the plant were thoroughly explored during recent months," said Todd Heavin, Vice President of INTERMET's Ferrous Metals operations. "This decision does not reflect on the employees of this plant. We will work with the appropriate agencies to assist our workers and help prepare them for alternative employment."

Company officials are meeting today with plant employees and representatives of United Steelworkers of America Local 2969 and the International Association of Machinists and Aerospace Workers Lodge 10 to discuss the closure plans. Local officials of the city of Radford also were notified today of plans to close the foundry.

INTERMET expects to record a pre-tax charge of approximately $12 to $14 million, which includes $9 to $10 million of non-cash charges, in the second quarter of this year as a result of the plant closing.

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. INTERMET's strategy is to be the world's leading supplier of cast-metal automotive components. The company has approximately 6,000 employees at facilities located in North America and Europe. More information is available on the Internet at www.intermet.com.

This news release includes forecasts and forward-looking statements about the effects of the closure of INTERMET's Radford Foundry, including the anticipated costs associated with the closure and the ability of INTERMET to transfer work to other foundries. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, including the decisions of INTERMET's customers concerning the future of work currently being performed at the Radford Foundry. These and other risks and uncertainties are detailed as a preface to the Management's Discussion and Analysis of Financial Condition in the company's 2002 Annual Report for the year ended December 31, 2002.

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